EXHIBIT 99.1


[LOGO] EWB

E. W. BLANCH HOLDINGS
CORPORATE SERVICES


FOR IMMEDIATE RELEASE                              Contact:         Chris Walker
March 20, 2000                                                    (214) 756-7000

                       E.W. BLANCH HOLDINGS, INC. REPORTS
                     PRELIMINARY FIRST QUARTER RESULTS, AND
                          THE RESIGNATION OF RODMAN FOX

Dallas, TX - E.W. Blanch Holdings, Inc. (NYSE: EWB) today announced that its earnings for the first quarter, ending March 31, 2000, are expected to fall below those in the same quarter last year, and below analysts' consensus estimates.

Earnings per share, on a diluted basis, were $0.70 in the first quarter of 1999. The Company anticipates that the earnings per share in the first quarter of 2000 will be between $0.10 and $0.35, depending on whether certain revenue opportunities close before the end of the quarter.

The principal reasons for this anticipated decline in earnings are: reduction in domestic revenues, as compared to 1999, from workers compensation reinsurance placements and large non-recurring transactions; lower than anticipated earnings from international operations; and the timing of certain anticipated significant transactions.

"While we are clearly disappointed in our anticipated first quarter results, we have great confidence in our ability to continue to grow," stated Ted Blanch, the Company's Chairman and Chief Executive Officer. "Our core brokerage and service revenues remain stable, and we have a number of significant transactions in the pipeline. Cost savings and continued increased profitability are expected in our international operations, now that we have completed the integration of our recent Crawley Warren acquisition. We also have made a number of valuable investments that we expect to reap the benefits on in the future. Our substantial growth in recent years has been the result of our focus on our customers and our drive to enhance value. That will continue to be our emphasis as we move forward."

The Company also announced that Mr. Rodman Fox has resigned, effective immediately. Mr. Fox was a member of the Board of Directors of the Company, and was President and Chief Operating Officer of the Company's E.W. Blanch Co. subsidiary. Mr. Fox's responsibilities with E.W. Blanch Co. will be assumed by Chris Walker and Kaj Ahlmann, who will retain their other responsibilities with the Company as well. Mr. Ahlmann is the Company's Vice-Chairman, and Mr. Walker is President and Chief Operating Officer of the Company, and Chief Executive Officer of the E.W. Blanch Co. subsidiary.

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Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, many of which are outside the Company's control and, accordingly, actual results may differ materially. The Company's Form 10-K filed with the SEC includes a discussion of these risk factors and is incorporated herein by reference.

E.W. Blanch Holdings, Inc. is a leading provider of integrated risk management and distribution services, including reinsurance intermediary services, risk management consulting and administration services and primary distribution services. The Company is headquartered in Dallas, Texas with branch offices throughout the United States and strategic locations in Europe, Latin America and the Pacific Rim. For more information, check the Internet at www.ewb.com.